Exhibit 99.2

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Hayes Elected Executive Vice President, Chief Operating Officer;
Friedery, Herdman Named to New Positions

BROOMFIELD, Colo., Jan. 23, 2008—Ball Corporation’s [NYSE:BLL] board of directors today elected John A. Hayes executive vice president and chief operating officer of the corporation. Ball also named John R. Friedery president, metal beverage packaging, Americas and Asia, and Michael D. Herdman president, Ball Packaging Europe.
Hayes, 42, has been a senior vice president of Ball Corporation and president of Ball Packaging Europe, a subsidiary. All five of Ball’s operating units will report to Hayes. He will report to R. David Hoover, who continues as chairman, president and chief executive officer.
“John brings leadership, energy, experience and intellect to this important new assignment,” Hoover said. “He has done an outstanding job over the last three years while running our large European subsidiary. That, along with his previous experience at Ball and elsewhere, made him the obvious choice to head our operations.”
Hayes joined Ball in 1999 as senior director, corporate planning and development. He became an officer of the corporation in 2000 and was vice president, corporate strategy, marketing and development, before taking over Ball Packaging Europe at the beginning of 2005.  Prior to joining Ball, he was a vice president with Lehman Brothers in Chicago.
In addition to Ball Packaging Europe, the operating units reporting to Hayes will be metal beverage packaging, Americas and Asia; metal food and household products packaging, Americas; plastic packaging, Americas; and Ball Aerospace & Technologies Corp.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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Friedery, 51, joined Ball in its Tampa, Fla., metal beverage container plant in1988. He has been assistant plant manager, plant manager, vice president, senior vice president and president of Ball’s North American metal beverage container operations. Since 2004 he has had responsibility for Ball Asia Pacific Ltd., based in China, and Ball’s metal food and household products packaging, Americas, and plastic packaging, Americas, divisions. In his new position, Friedery will focus on Ball’s beverage can operations in the Americas and Asia.
Herdman, 57, has been president of metal beverage packaging, Americas, since 2004. Prior to joining Ball, he was president and chief executive officer of beverage cans Europe/Asia for Rexam PLC. Herdman’s packaging experience includes managing can making operations in Asia and Europe; directing worldwide business development through a global licensee network; and managing a plastic container division in the United States.
“John and Mike are two seasoned metal beverage packaging professionals who have been part of our company since 1988 and 2004, respectively,” Hayes said. “In their new roles they will run businesses they know very well, which will allow us to take maximum advantage of their experience and skills.”
Ball Corporation is a supplier of high-quality metaland plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2006 sales of $6.6billion.

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,”“anticipates,”“estimates”and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets ofthe company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021